CORBIN & COMPANY LLP

Certified Public Accountants and Business Consultants

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 19, 2004 on the consolidated financial statements of Addison-Davis Diagnostics, Inc. (formerly QT 5, Inc.) as of June 30, 2004 and for each of the years in the two-year period then ended, which report is included in Addison-Davis Diagnostics, Inc.'s (formerly QT 5, Inc.) Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on October 8, 2004.

Corbin & Company LLP
CORBIN & COMPANY, LLP

Irvine, California
December 10, 2004